                                                                    Exhibit 23.6

                                                        Atlanta Financial Center
                                                        3333 Peachtree Road, NE
[ROBINSON-HUMPHREY LOGO]                                Atlanta, Georgia 30326
 ROBINSON-HUMPHREY                                      (404) 266-6000

                                          Investment Banking Department


                                  CONSENT OF
                         ROBINSON-HUMPHREY COMPANY, LLC





Board of Directors
Edutrek International
6600 Peachtree Dunwoody Road, N.E.
500 Embassy Row
Atlanta, GA  30328-1649


Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated October 24, 2000, to the Board of Directors of Edutrek International (the "Company") as Annex C to the proxy statement/prospectus which is part of the Registration Statement on Form S-4 (the "Registration Statement") relating to the proposed merger of EI Acquisition, Inc., a wholly owned subsidiary of the Company, with and into Edutrek International, Inc., and (ii) references made to our firm or such opinion in the Registration Statement under the captions entitled "SUMMARY
- Opinions of Financial Advisors", "THE MERGER - Background of the Merger", "THE MERGER - Opinion of Financial Advisor to Edutrek and "MATERIAL PROVISIONS OF THE
MERGER AGREEMENT - Representations and Warranties".   In giving such consent, we
do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


ROBINSON-HUMPHREY COMPANY, LLC



By:     /s/ Kenneth T. Millar
        ------------------------
        Name: Kenneth T. Millar
        Title: Managing Director


November 2, 2000